Exhibit 99.1
KLA-TENCOR APPOINTS RICK WALLACE CHIEF EXECUTIVE OFFICER;
JOHN KISPERT NAMED PRESIDENT AND CHIEF OPERATING OFFICER
SAN JOSE, Calif., Nov. 15, 2005—KLA-Tencor Corp. (NASDAQ: KLAC) today announced that it has appointed Richard P. (Rick) Wallace, age 45, as its next chief executive officer (CEO), effective January 1, 2006. Wallace, who currently serves as KLA-Tencor’s president and chief operating officer (COO), will succeed Kenneth L. Schroeder, age 59, who plans to retire as CEO at the end of this year. Wallace will assume Schroeder’s seat on the board, while Schroeder will become a senior advisor to the company. In addition, the company announced that John Kispert, KLA-Tencor’s chief financial officer (CFO), will assume the role of president and COO, also effective January 1, 2006. Kispert will serve in both roles until a new CFO is appointed.
“KLA-Tencor is very fortunate to have a long-term member of its management team with the breadth of experience and capabilities needed to lead the company through its next phase of growth,” said Kenneth Levy, KLA-Tencor’s founder and chairman of the board. “Rick has held key leadership positions throughout KLA-Tencor, including the company’s Wafer Inspection and Customer Groups. He has realized an impressive record of accomplishments in each of his management positions, and is uniquely qualified for the role of CEO at the company.”
John Kispert, a ten-year KLA-Tencor veteran, will assume the role of the company’s president and COO. Mr. Kispert has served as the company’s CFO since July 2000, and will continue to hold this position until a replacement is announced. He has also held senior management roles in manufacturing, sales operations, and service.
“John is ideally suited to serve as president and COO of our company,” said Levy. “Over his long tenure at KLA-Tencor he has proven that he combines a thorough understanding of our business and a passion for excellence in operations with a focus on superior financial performance.”
“Lastly, on behalf of our entire board and all our employees, I want to thank Ken Schroeder for the significant contributions he’s made to the company,” Levy concluded. “During Ken’s tenure as CEO, KLA-Tencor’s sales grew from $1 billion to $2.1 billion and retained earnings tripled from $700 million to $2.1 billion. KLA-Tencor further solidified its position as the clear market leader in yield management technologies for the global semiconductor industry. Ken has also been instrumental in building one of the industry’s strongest management teams and has laid the groundwork for our continued growth.”

Wallace, a 17-year veteran of KLA-Tencor, has successfully held some of the company’s most critical leadership positions, and played an important role in furthering KLA-Tencor’s strong market and technology position. His experience at KLA-Tencor runs the gamut from his appointment to president and COO this past July to his start with the company in 1988 as an applications engineer. Among the business units he has been responsible for are the Wafer Inspection Group, Reticle and Photomask Inspection Division, Films and Surface Technology Division, Software and Customer Groups, and the Lithography Control Group. Wallace earned his bachelor’s degree in electrical engineering from the University of Michigan and his master’s degree in engineering management from Santa Clara University.
Kispert was appointed CFO of KLA-Tencor in 2000, and before that served as vice president of finance. Highlighting the success of his efforts to improve the company’s already-solid financial execution efforts, he has been named one of America’s best CFOs by Institutional Investor magazine. In addition to his CFO duties, he has been responsible for running the company’s customer service and support, manufacturing, and sales operations. Previously, as vice president of operations for KLA-Tencor’s Wafer Inspection Group, Kispert helped further solidify the unit’s market leadership, while also improving its product development and manufacturing efficiency. Earlier, he also served as controller for the company’s wafer, reticle and SEMspec inspection divisions. Before joining KLA-Tencor in 1995, Kispert held several senior management positions with IBM. He received his bachelor’s degree in political science from Grinnell College and his MBA from the University of California, Los Angeles.
Management Changes to be Discussed at Analyst Meeting, Conference Call and Webcast
KLA-Tencor will host a meeting, conference call and webcast at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Wednesday, November 16, 2005 to exclusively discuss today’s specific announcements about the company’s management changes. Presentation materials can be accessed through the KLA-Tencor website at http://ir.kla-tencor.com/. The meeting to discuss KLA-Tencor’s management changes will be held at the Palace Hotel at 2 New Montgomery Street in San Francisco, Calif. To participate in the call, dial (800) 599-9829. International callers should dial (617) 847-8703. The participant password is 60860837. The call will also be simultaneously webcast at www.kla-tencor.com, where a replay of the webcast will also be made available.
About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor was named one of the Best Managed Companies in America for 2005 by Forbes Magazine and is the only company in the semiconductor industry to receive the accolade for this year. KLA-Tencor is traded on the NASDAQ National Market under the symbol KLAC. Additional information about the company is available on the Internet at www.kla-tencor.com.